Exhibit 99.1

JOE Media Contact:	Jerry M. Ray 904.301.4430 jray@joe.com	The St. Joe Company 245 Riverside Avenue Jacksonville, FL 32202
JOE Investor Contact:	David Childers 904.301.4302 dchilders@joe.com	904-301-4200
FOR IMMEDIATE RELEASE
THE ST. JOE COMPANY ANNOUNCES INCREASED COMMITMENTS
ON ITS REVOLVING CREDIT FACILITY TO $125 MILLION
Jacksonville, Florida — (December 23, 2009) — The St. Joe Company (NYSE: JOE), one of Florida’s largest real estate development companies and Northwest Florida’s largest private landowner, today announced that it has increased the commitments on its revolving credit facility from $100 million to $125 million.
     Deutsche Bank has joined Branch Banking and Trust Company as an additional lender to the facility which remains undrawn and has a maturity date of September 19, 2012.
     “We are pleased to have Deutsche Bank provide a $25 million commitment to our corporate revolver,” said William S. McCalmont, St. Joe’s Executive Vice President and Chief Financial Officer. “Our balance sheet remains solid and, although we have no current plans to draw on the facility, the increased financial flexibility provides us great strength to help position the Company for the next decade of growth.”
     Additional information can be found in a Form 8-K to be filed with the U.S. Securities and Exchange Commission today.
About St. Joe
     The St. Joe Company (NYSE: JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies and Northwest Florida’s largest private landowner. The Company is primarily engaged in real estate development and sales, with significant interests in timber. More information about St. Joe can be found on the Company’s web site at www.joe.com.
Forward-Looking Statements
     Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Reports on Form 10-Q.
© 2009, The St. Joe Company. “JOE,” “St. Joe” and the
“Taking Flight” design are service marks of The St. Joe Company.